UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                             Signal Technology Corp.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    826675100
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 1, 2002
-------------------------------------------------------------------------------
             (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

_x_  Rule 13d-1(b)
___  Rule 13d-1(c)
___  Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                   Page 1 of 12 Pages

   1  NAME OF REPORTING PERSON
      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ironwood Capital Management, LLC
          Tax ID 04-3386084

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ___
                                                           (b) _x_

   3            SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

                           5  SOLE VOTING POWER
                                        0
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
                           6  SHARED VOTING POWER
                                  1,094,375

                           7  SOLE DISPOSITIVE POWER
                                        0

                           8  SHARED DISPOSITIVE POWER
                                  1,563,775


    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,563,775

    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|

    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             15.13%

    12 TYPE OF REPORTING PERSON
             OO, IA

   1  NAME OF REPORTING PERSON
      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Warren J. Isabelle
          N/A

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  ___
                                                           (b)  _x_

   3
          SEC USE ONLY

   4
          CITIZENSHIP OR PLACE OF ORGANIZATION

          American


      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           6      SHARED VOTING POWER
                                  1,094,375

                           7      SOLE DISPOSITIVE POWER
                                        0

                           8      SHARED DISPOSITIVE POWER
                                  1,563,775

     9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,563,775

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             15.13%

    12  TYPE OF REPORTING PERSON

             HC

   1  NAME OF REPORTING PERSON
      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Droster

          N/A

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  ___
                                                           (b)  _x_

   3  SEC USE ONLY


   4 CITIZENSHIP OR PLACE OF ORGANIZATION
          American


      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH

                           6      SHARED VOTING POWER
                                  1,094,375


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                  1,563,775

     9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,563,775

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             15.13%

    12  TYPE OF REPORTING PERSON
             HC

   1  NAME OF REPORTING PERSON
      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Donald Collins

          N/A

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ___
                                                           (b) _x_


   3  SEC USE ONLY


   4  CITIZENSHIP OR PLACE OF ORGANIZATION
          American


      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH

                           6      SHARED VOTING POWER
                                  1,094,375


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                  1,563,775

     9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,563,775

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             15.13%

    12  TYPE OF REPORTING PERSON
             HC

   1  NAME OF REPORTING PERSON
      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ICM/Isabelle Small-Cap Value Fund

          N/A

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  ___
                                                           (b)  _x_

   3  SEC USE ONLY

   4  CITIZENSHIP OR PLACE OF ORGANIZATION
          Massachusetts

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH

                           6      SHARED VOTING POWER
                                  521,500


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                  521,500

     9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,563,775

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             15.13%

    12  TYPE OF REPORTING PERSON
             HC

Item 1.    (a).    Name of Issuer: Signal Technology Corp.

           (b).    Address of Issuer's Principal Executive Offices:

                  222 Rosewood Drive
                  Danvers, MA  01923

Item 2.    (a).    Name of Person Filing:

                  (i) Ironwood Capital Management, LLC ("ICM")
                  (ii) Warren J. Isabelle ("Isabelle")
                  (iii) Richard L. Droster ("Droster")
                  (iv) Donald Collins ("Collins")
                  (v) ICM/Isabelle Small-Cap Value Fund ("Fund")

           (b).    Address of Principal Business Office or, if none, Residence:

                  ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Isabelle:
                  c/o ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Droster:
                  c/o ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Collins:
                  c/o ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Fund:
                  21 Custom House Street
                  Boston, MA 02110

             (c).    Citizenship or Place of Organization:

                  ICM: Massachusetts
                  Isabelle: American
                  Droster: American
                  Collins: American
                  Fund: Massachusetts

             (d).    Title of Class of Securities: Common Stock

             (e).    CUSIP Number:  826675100

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

       (a)     [ ] Broker or dealer registered under section 15 of
                   the Act (15 U.S.C. 78o);
       (b)     [ ] Bank as defined in section 3(a)(6) of the
                   Act (15 U.S.C. 78c);
       (c)     [ ] Insurance company as defined in section 3(a)(19)
                   of the Act (15 U.S.C. 78c.);
       (d)     [ ] Investment company registered under section 8 of
                   the Investment Company Act of 1940 (15 U.S.C. 80a-8);
       (e)     [x] An investment adviser in accordance with
                   section 240.13d-1(b)(1)(ii)(E);
       (f)     [ ] An employee benefit plan or endowment fund in
                   accordance with section 240.13d-1(b)(1)(ii)(F);
       (g)     [ ] A parent holding company or control person in
                   accordance with section 240.13d-1(b)(1)(ii)(G);
       (h)     [ ] A savings associations as defined in
                   section 3(b) of the Federal Deposit Insurance
                   Act (12 U.S.C. 1813);
       (i)     [ ] A church plan that is excluded from the
                   definition of an investment company under
                   section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
       (j)     [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4.            Ownership.

  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned:
                  (i)      ICM:       1,563,775
                  (ii)     Isabelle:  1,563,775
                  (iii)    Droster:   1,563,775
                  (iv)     Collins:   1,563,775
                  (v)      Fund:        521,500

           (b).    Percent of class:
                  (i)      ICM:       15.13%
                  (ii)     Isabelle:  15.13%
                  (iii)    Droster:   15.13%
                  (iv)     Collins:   15.13%
                  (v)      Fund:       5.04%

           (c).    Number of shares as to which the person has:

                 (1)    Sole power to vote or to direct the vote:

                         (i)      ICM:         0
                         (ii)     Isabelle:    0
                         (iii)    Droster:     0
                         (iv)     Collins:     0
                         (v)      Fund:        0

                 (2)    Shared power to vote or to direct the vote:

                         (i)      ICM:       1,094,375
                         (ii)     Isabelle:  1,094,375
                         (iii)    Droster:   1,094,375
                         (iv)     Collins:   1,094,375
                         (v)      Fund:        521,500

                 (3)   Sole power to dispose or to direct the disposition of:

                         (i)      ICM:          0
                         (ii)     Isabelle:     0
                         (iii)    Droster:      0
                         (iv)     Collins:      0
                         (v)      Fund:         0

                 (4)   Shared power to dispose or to direct the disposition of:

                           (i)      ICM:       1,563,775
                           (ii)     Isabelle:  1,563,775
                           (iii)    Droster:   1,563,775
                           (iv)     Collins:   1,563,775
                           (v)      Fund:        521,500

Item 5.       Ownership of Five Percent or Less of a Class:

              Not Applicable

Item 6.       Ownership of More Than Five Percent on Behalf of Another Person:

              Not Applicable

Item 7. Identification and Classification of Subsidiaries Acquired the Security Being Reported on by the Parent Holding Company:

              Not Applicable

Item 8.       Identification and Classification of Members of the Group:

              Not Applicable

Item 9.       Notice of Dissolution of Group:

              Not Applicable

Item 10. Certification:

           By signing  below I certify that, to the best of
           my knowledge and belief, the securities referred
           to  above  were  acquired  and  are  held in the
           ordinary   course  of  business   and  were  not
           acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           In accordance  with Rule 13d-4 of the Securities
           Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           IRONWOOD CAPITAL
                           MANAGEMENT, LLC

Date:  May 10, 2002        By:                        *
                                    --------------------------------------------
                                    Warren J. Isabelle, Manager


Date:  May 10, 2002                                   *
                                    --------------------------------------------
                                    Warren J. Isabelle, Manager


Date:  May 10, 2002                                   *
                                    --------------------------------------------
                                    Richard L. Droster, Executive Vice President


Date:  May 10, 2002                                   *
                                    --------------------------------------------
                                    Donald Collins, Senior Portfolio Manager


Date:  May 10, 2002        ICM/ISABELLE SMALL CAP VALUE FUND

                                  By:               *
                                     -------------------------------------------
                                     Warren J. Isabelle, President

By:      /s/ Gary S. Saks                            May 10, 2002
         -----------------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.

                                    EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC WARREN J. ISABELLE, RICHARD L. DROSTER, DONALD COLLINS, AND ICM/ISABELLE SMALL CAP VALUE FUND

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER, DONALD COLLINS AND ICM/ISABELLE SMALL CAP VALUE FUND hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                            IRONWOOD CAPITAL
                                            MANAGEMENT, LLC

Date:  May 10, 2002                 By:                        *
                                             -----------------------------------
                                             Warren J. Isabelle, Manager

Date:  May 10, 2002                                           *
                                            ------------------------------------
                                            Warren J. Isabelle

Date:  May 10, 2002                                           *
                                            ------------------------------------
                                            Richard L. Droster

Date:  May 10, 2002                                           *
                                            ------------------------------------
                                            Donald Collins

Date:  May 10, 2002                         ICM/ISABELLE SMALL CAP VALUE FUND

                                            By:               *
                                                 -------------------------------
                                                  Warren J. Isabelle, President

By:      /s/ Gary S. Saks                            May 10, 2002
         -----------------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.